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Exhibit 4.2

        FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE
dated as of April 20, 2004

with respect to the
INDENTURE
dated as of March 2, 2000
between

LaBRANCHE & CO INC.,
as Issuer,

and

U.S. BANK, NATIONAL ASSOCIATION,
as Trustee

        FIRST SUPPLEMENTAL INDENTURE dated as of April 20, 2004 (this "Supplemental Indenture") between LaBranche & Co Inc., a Delaware corporation (the "Company"), and U.S. Bank, National Association, the successor in interest to Firstar Bank, N.A., as trustee (the "Trustee") for the securities issued under the Indenture dated as of March 2, 2000 between the Company and the Trustee (as amended, supplemented or otherwise modified from time to time, the "Indenture").

RECITALS

        WHEREAS, pursuant to and in accordance with the terms of the Indenture, the Company established and issued its 12% Senior Subordinated Notes due 2007 (the "Notes"); and

        WHEREAS, in accordance with Section 8.2 of the Indenture, the Company has obtained the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes to the amendments to the Indenture set forth in this Supplemental Indenture.

        NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

AGREEMENTS

        Section 1.    Defined Terms.    Terms defined in the Indenture and not otherwise defined herein are used herein as therein defined.

        Section 2.    Current Amendment to the Indenture.    Effective as of the date hereof, the last sentence of Section 8.4(a) of the Indenture, and any corresponding provision of the Notes, is hereby deleted in its entirety.

        Section 3.    Amendment Effective Date Amendments to the Indenture.    Effective as of the Amendment Effective Date (as defined in Section 14 below):

          (a)   The following Article and Sections of the Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with "Intentionally Omitted":

Existing Article or Section Number	Caption
Section 4.6	Limitation on Incurrence of Additional Indebtedness
Section 4.7	Limitation on Restricted Payments
Section 4.9	Limitation on Distributions and Other Restrictions Affecting Subsidiaries
Section 4.10	Limitation on Issuance and Sale of Capital Interests in Restricted Subsidiaries
Section 4.11	Limitations on Liens
Section 4.12	Limitations on Transactions with Affiliates
Section 4.13	Limitation On Designations of Unrestricted Subsidiaries
Section 4.15	Limitation on Layered Indebtedness
Section 4.17	Maintenance of Properties and Insurance
Article V	Successor Corporation

          (b)   Section 6.1(a) of the Indenture captioned "Events of Default" is hereby amended and restated in its entirety to read as follows:

      "(a) Each of the following is an "Event of Default":

                (i)  the failure to pay interest (including any Liquidated Damages payable under the Registration Rights Agreement) on any Notes when the same becomes due and payable and the default continues for a period of 30 days, whether or not such payment shall be prohibited by the subordination provision of this Indenture;

               (ii)  the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer, a Net Proceeds Offer or an Excess Cash Flow Offer), whether or not such payment shall be prohibited by the subordination provision of this Indenture;

              (iii)  a default in the observance or performance of any other covenant or agreement contained in this Indenture, which default continues for a period of 45 calendar days after the Company receives written notice specifying the default from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

              (iv)  the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding under the SIPA or any Bankruptcy Law or (B) a decree or order (1) adjudging the Company or any Significant Subsidiary of the Company bankrupt or insolvent, (2) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, the Company or any Significant Subsidiary of the Company under any Bankruptcy Law, (3) appointing a Bankruptcy Custodian of the Company or any Significant Subsidiary of the Company or of any substantial part of the property of the Company or any Significant Subsidiary of the Company, or (4) ordering the winding-up or liquidation of the affairs of the Company or any Significant Subsidiary of the Company, and in each case, the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive calendar days;

               (v)  (A) the commencement by the Company or any Significant Subsidiary of the Company of a voluntary case or proceeding under the SIPA or any Bankruptcy Law or of any other case or proceeding to be adjudicated bankrupt or insolvent, (B) the consent by the Company or any Significant Subsidiary of the Company to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding under the SIPA or any Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Subsidiary of the Company, (C) the filing by the Company or any Significant Subsidiary of the Company of a petition or answer or consent seeking reorganization or relief under the SIPA or any Bankruptcy Law, (D) the consent by the Company or any Significant Subsidiary of the Company to the filing of such petition or to the appointment of or taking possession by a Bankruptcy Custodian of the Company or any Significant Subsidiary of the Company or of any substantial part of the property of the Company or any Significant Subsidiary of the Company, (E) the making by the Company or any Significant Subsidiary of the Company of an assignment for the benefit of creditors, (F) the admission by the Company or any Significant Subsidiary of the Company in writing of its inability to pay its debts generally as they become due, (G) the approval by stockholders of the Company or any Significant Subsidiary of the Company of any plan or proposal for the liquidation or dissolution of the Company or any Significant

      Subsidiary of the Company, or (H) the taking of corporate action by the Company or any Significant Subsidiary of the Company in furtherance of any such action;

              (vi)  the making of an application by the SIPC for a decree adjudicating that customers of the Company are in need of protection under the SIPA and the failure of the Company to obtain the dismissal of such application within 30 calendar days;

             (vii)  LaBranche is not a specialist broker in good standing with the NYSE;

            (viii)  the SEC revokes the registration of LaBranche as a broker-dealer under the Exchange Act or LaBranche fails to maintain such registration; or

              (ix)  the Examining Authority (as defined in Rule 15c3-1) for the Company shall suspend (and not reinstate within 10 calendar days) or revoke LaBranche's status as a member organization thereof.

    The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body."

          (c)   Section 6.2 is hereby amended by replacing each occurrence of "clauses (vii), (viii) or (ix) of Section 6.1" with "clauses (iv), (v) or (vi) of Section 6.1".

          (d)   Section 7.7(d) is hereby amended by replacing "Section 6.1(a)(vii), (viii) or (ix)" with "Section 6.1(a)(iv), (v) or (vi)".

          (e)   Any definitions used exclusively in the provisions of the Indenture deleted pursuant to Sections 3(a) and (b) are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to paragraphs, sections, articles or other terms or provisions of the Indenture referred to in Sections 3(a) and (b) above or that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety.

        Section 4.    Indenture Ratified.    Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

        Section 5.    Incorporation into Indenture.    All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture, and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

        Section 6.    Governing Law.    THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW RULES.

        Section 7.    References to Supplemental Indenture.    Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context otherwise requires.

        Section 8.    Separability.    Each provision of this Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 9.    Trust Indenture Act Controls.    If any provision of this Supplemental Indenture qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the Trust Indenture Act, the required provision shall control.

        Section 10.    Acceptance.    The Trustee accepts the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented.

        Section 11.    Trustee Not Responsible for Recitals.    The recitals contained herein shall be taken solely as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

        Section 12.    Multiple Counterparts.    The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

        Section 13.    Headings.    The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

        Section 14.    Effectiveness.    This Supplemental Indenture shall become effective upon execution by the Company and the Trustee. As used herein, the "Amendment Effective Date" shall mean the date that the Company delivers written notice to the Trustee that the Notes tendered and not validly withdrawn pursuant to the Company's Offer to Purchase and Consent Solicitation Statement dated April 5, 2004, as amended, have been accepted for purchase.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date and year first written above.

LaBranche & Co Inc.
By:	/s/ Harvey S. Traison Name: Harvey S. Traison Title: Senior Vice President and Chief Financial Officer
U.S. Bank, National Association, as Trustee
By:	/s/ Karolina K. Dies Name: Karolina K. Dies Title: Trust Officer

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RECITALS
AGREEMENTS